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                                                                      EXHIBIT 12

                               AGL Resources Inc
                    Statement Setting Forth Computation of
           Ratio of Earnings to Combined Fixed Charges and Dividends
                             (Dollars in Millions)
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                                                                                 Fiscal Year Ended September 30,
                                                            Six Months        ------------------------------------
                                                              Ended            FY      FY      FY      FY      FY
                                                           March 31, 2001     2000    1999    1998    1997    1996
                                                           --------------     ----    ----    ----    ----    ----
Earnings available for fixed charges and dividends:
 Net Income                                                     $ 74.8       $ 71.1  $ 74.3  $ 80.6  $ 76.6  $ 75.6
 Income Taxes                                                     42.3         37.2    39.1    38.8    46.8    47.5
 Fixed Charges                                                    54.5         67.2    66.1    67.6    65.1    59.2
                                                                ------       ------  ------  ------  ------  ------
  Total                                                         $171.6       $175.5  $179.5  $187.0  $188.5  $182.3
                                                                ======       ======  ======  ======  ======  ======

Fixed charges:
 Interest on Long Term Debt                                     $ 24.5       $ 46.7  $ 49.7  $ 49.7  $ 45.1  $ 42.2
 Amortization of Debt Expense                                      0.2          0.3     0.3     0.3     0.3     0.3
 Other Interest                                                   23.3          6.9     4.0     5.1     7.5     7.3
 Interest Component of Rentals                                     3.2          4.0     2.8     2.6     2.2     2.2
 Dividends on Preferred Stock - Pretax                             4.9          9.3     9.3     9.9    10.0     7.2
                                                                ------       ------  ------  ------  ------  ------
   Fixed Charges and Preferred Dividends                        $ 54.5       $ 67.2  $ 66.1  $ 67.6  $ 65.1  $ 59.2
                                                                ======       ======  ======  ======  ======  ======

Ratio of Earnings to Combined Fixed Charges and Dividends         3.09         2.61    2.72    2.77    2.90    3.08
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